Exhibit 99.1

2200 Mission College Blvd.

P.O. Box 58119

Santa Clara, CA 95052-8119

News Release
CONTACT:	Tom Beermann

408-765-6855

tom.beermann@intel.com

                STACY J. SMITH NAMED INTEL CHIEF FINANCIAL OFFICER

Andy Bryant to Become Chief Administrative Officer

SANTA CLARA, Calif., Oct. 16, 2007 – Intel Corporation today announced that Stacy J. Smith has been appointed chief financial officer (CFO), succeeding Andy Bryant in the role. Bryant has been chief financial and enterprise services officer since 1998 and Intel’s CFO for 13 years. Smith will continue to report to Bryant, who was named to the new position of chief administrative officer.

Smith, 44, has served as assistant CFO for 18 months, managing Intel’s financial operations alongside Bryant during that time. His appointment to CFO, effective immediately, is part of the company’s long-term succession planning process.

Bryant joined Intel in 1981 and became CFO in 1994. In his long tenure as CFO, Bryant earned the highest level of trust with global investors and employees, while steering financial and other business operations at Intel with a steady hand.

“Andy Bryant is one of the most respected financial officers in the world,” said Paul Otellini, Intel president and CEO. “His credibility is unmatched and is one of the factors that has served Intel exceptionally well through the years, gaining him many admirers inside and outside the company. I am extremely pleased that we will be able to focus Andy on a broader set of tasks within the company while giving Stacy more responsibility.”

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For the past 18 months, Smith has managed all of the company’s financial functions. As part of his responsibilities, he led a company-wide restructuring that began last year. A 19-year veteran who joined Intel with an MBA from the University of Texas, Smith has deep experience in finance, and has also served as Intel’s chief information officer and as the general manager of Intel’s Europe, Middle East and Africa region.

“Stacy Smith is an exceptional leader who brings a diverse and important skill set to the role of CFO,” said Otellini. “In addition to his core competence in finance and operations, we will benefit from his deep knowledge of Intel, our products and our markets.”

Intel, the world leader in silicon innovation, develops technologies, products and initiatives to continually advance how people work and live. Additional information about Intel is available at www.intel.com/pressroom and at blogs.intel.com.

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